IAC REPORTS Q3 2025

Repurchased 2.8 million shares since Q2 2025 earnings for an aggregate of $100 million
People Inc. Q3 Digital revenue growth of 9%; signs AI licensing deal with Microsoft
People Inc. FY 2025 Operating Income guidance of $180-$200 million and Adjusted EBITDA guidance of $325-$340 million

NEW YORK— November 3, 2025—IAC (NASDAQ: IAC) released its third quarter results today and separately posted a Q3 2025 earnings presentation on the Investor Relations section of its website at ir.iac.com.
“IAC’s third quarter was solid as we focus on the heart of our future: People Inc., the largest digital and print publisher in the U.S., and our investment in MGM, a leader in global entertainment and gaming. Both possess unlimited potential with scale and cultural resonance,” said Barry Diller, Chairman and Senior Executive, IAC.
“People Inc. continues to outperform with eight consecutive quarters of Digital growth, a new Microsoft AI licensing deal, and its recent Feedfeed acquisition. MGM is demonstrating strong digital and international growth while positioning itself for rebound in its exceptional Las Vegas assets. Reflecting our confidence in these businesses and our strategy, we once again bought back shares in IAC this quarter, allocating capital to the companies we know best.”

IAC SUMMARY RESULTS
($ in millions except per share amounts)

	Q3 2025	Q3 2024	Growth

Revenue	$589.8	$642.0	-8%
Operating (loss) income	(20.4)	8.1	NM
Unrealized gain (loss) on investment in MGM Resorts International	17.5	(346.3)	NM
Net loss	(21.9)	(243.7)	91%
Diluted loss per share	(0.27)	(2.93)	91%
Adjusted EBITDA	29.1	71.6	-59%
See reconciliations of GAAP to non-GAAP measures beginning on page 17.

Q3 2025 SUMMARY

•Between August 6, 2025 and October 31, 2025, the Company repurchased 2.8 million common shares for an aggregate of $100 million. Year-to-date through October 31, 2025, the Company repurchased 7.3 million common shares for an aggregate of $300 million.

•Total IAC Q3 2025 operating loss and Adjusted EBITDA includes the following items. Excluding these items, total IAC Q3 2025 operating income would have been $14 million and Adjusted EBITDA would have been $64 million.

◦People Inc. - $15 million of severance-related costs driven by headcount reductions to better align the business with strategic growth priorities, partially offset by a $5 million net gain from an amendment of a lease to surrender certain office space early.
◦Care.com - a $3 million lease impairment and $1 million in severance-related costs.

◦Emerging & Other - $21 million of legal fees and settlement expenses for litigation that concluded in Q3 related to a legacy business.

•People Inc.

◦Digital revenue increased 9% to $269 million driven by Performance marketing and Licensing growth.
◦Total operating income was $29 million and Adjusted EBITDA was $65 million, both reflecting the above-mentioned severance-related costs and the net gain related to a lease amendment.
◦Excluding these items (as applicable):
▪Operating income would have been $38 million and Adjusted EBITDA would have been $75 million.
▪Digital operating income would have been $46 million and Adjusted EBITDA would have been $72 million with Adjusted EBITDA margins of 27% and incremental Adjusted EBITDA margins of 26%.
◦People Inc. has signed a deal with Microsoft to partner as one of a select group of premier publishers to build Microsoft’s Publisher Content Marketplace (PCM), a two-sided content marketplace envisioned to compensate publishers for use of their content by AI players and products. Microsoft’s AI Copilot assistant will be the first buyer.
◦On October 1, 2025, People Inc. acquired Feedfeed, a social-first food media publisher and influencer network, further expanding and diversifying People Inc.’s social food audience and advertising capabilities and providing a proven social model to expand into categories such as Entertainment, Home and Beauty.

•Care.com

◦Revenue was $91 million reflecting Consumer revenue of $44 million, down 4% though improving from 9% declines in Q2 2025.
◦Operating income was $5 million and Adjusted EBITDA was $8 million, including the above-mentioned lease impairment and severance-related costs.

•Emerging Other

◦Q3 operating loss and Adjusted EBITDA included the above-mentioned $21 million of legal fees and settlement expenses for litigation that concluded in Q3 related to a legacy business.
◦Total year-to-date legal expenses through September 30, 2025 related to this legal matter were $34 million, with prospective costs expected to be negligible.

•Corporate items

◦On October 29, 2025, MGM Resorts International (“MGM”) released its Q3 2025 earnings. IAC holds 64.7 million shares of MGM, which represents a 24% stake in MGM based on 273.5 million shares outstanding reported by MGM as of October 27, 2025.

•See the FY 2025 outlook detail and Q4 2025 outlook commentary on page 15.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q3 2025	Q3 2024	Growth
Revenue
People Inc.	$429.8	$439.5	-2%
Care.com	90.8	95.7	-5%
Search	51.9	88.3	-41%
Emerging & Other	17.3	18.6	-7%
Intersegment eliminations	(0.0)	(0.1)	45%
Total Revenue	$589.8	$642.0	-8%
Operating income (loss)
People Inc.	$28.5	$22.1	29%
Care.com	5.0	15.0	-67%
Search	1.9	2.4	-21%
Emerging & Other	(20.8)	(2.6)	NM
Corporate	(35.0)	(28.7)	-22%
Total Operating (loss) income	$(20.4)	$8.1	NM
Adjusted EBITDA
People Inc.	$65.0	$68.6	-5%
Care.com	7.8	18.1	-57%
Search	1.9	2.5	-23%
Emerging & Other	(20.0)	(2.1)	NM
Corporate	(25.5)	(15.5)	-65%
Total Adjusted EBITDA	$29.1	$71.6	-59%

People Inc.
Revenue

($ in millions, rounding differences may occur)	Q3 2025	Q3 2024	Growth
Revenue
Digital	$269.0	$246.4	9%
Print	169.0	198.5	-15%
Intersegment eliminations	(8.2)	(5.5)	-49%
Total	$429.8	$439.5	-2%

•Revenue of $429.8 million decreased 2% year-over-year reflecting:

◦9% Digital revenue growth driven by:

▪Performance marketing revenue increased 38%, accelerating from 14% growth in Q2 2025, driven by 56% affiliate commerce growth resulting from a combination of higher transaction volumes and the timing of volume-related retailer incentive programs, partially offset by revenue declines from services, concentrated primarily in the Finance category

▪Licensing and other revenue increased 24% due primarily to improved performance from Apple News+ and content syndication partners

▪Advertising revenue decreased 3% reflecting:
•Lower programmatic advertising revenue due to lower impression volumes driven by 6% declines in Core Sessions, due primarily to the impact of the increasing prominence of Google AI Overviews on Google search sessions, and an increased portion of impression volume consumed by premium advertising, partially offset by higher rates
•Higher premium advertising revenue due primarily to the Travel, Technology and Finance categories as well as increasing contribution from D/Cipher+

◦15% Print revenue declines driven by the ongoing portfolio optimization and the continued migration of audience and advertising spend from print to digital

Operating Income (Loss) and Adjusted EBITDA

($ in millions, rounding differences may occur)	Q3 2025	Q3 2024	Growth
Operating income (loss)
Digital	$37.5	$30.7	22%
Print	1.9	7.6	-74%
Other	(10.9)	(16.2)	33%
Total	$28.5	$22.1	29%
Adjusted EBITDA
Digital	$64.0	$66.4	-4%
Print	7.3	14.6	-50%
Other	(6.3)	(12.4)	49%
Total	$65.0	$68.6	-5%

•Operating income of $28.5 million increased 29% reflecting:

◦Digital operating income increased 22% to $37.5 million reflecting:
▪$11.1 million lower amortization of intangibles due to certain definite-lived intangible assets that became fully amortized in 2024
▪Adjusted EBITDA declined 4% to $64.0 million due primarily to $8.3 million of severance-related costs, higher online marketing spend, and investments in Q3 2025 related to D/Cipher+ and product (including the PEOPLE app), partially offset by higher revenue
▪Excluding the severance-related costs, operating income would have been $45.8 million and Adjusted EBITDA would have been $72.2 million with Adjusted EBITDA margins of 27% and incremental Adjusted EBITDA margins of 26%

◦Print operating income decreased 74% to $1.9 million reflecting:
▪Adjusted EBITDA declined 50% to $7.3 million due primarily to $5.8 million of severance-related costs and lower revenue, partially offset by lower operating expenses resulting from continued cost rationalization
▪$1.4 million lower amortization of intangibles and $0.2 million lower depreciation
▪Excluding the severance-related costs, operating income would have been $7.8 million and Adjusted EBITDA would have been $13.2 million

◦Other operating loss decreased 33% to $10.9 million due primarily to 49% lower Adjusted EBITDA losses reflecting:
▪A $5.2 million gain from an amendment of a lease to surrender certain office space early
▪$1.0 million of severance-related costs

Care.com
•Revenue decreased 5% to $90.8 million reflecting:
◦4% decrease in Consumer revenue driven by lower subscriptions on the Care.com platform, an improvement from a 9% decline in Q2 2025

◦6% decrease in Enterprise revenue primarily driven by lower overall product utilization

•Operating income decreased 67% to $5.0 million due primarily to Adjusted EBITDA declining 57% to $7.8 million reflecting:

◦Lower revenue
◦Higher selling and marketing expense due in part to the rebrand in June 2025
◦$2.5 million lease impairment
◦$1.0 million in severance-related costs

Search
•Revenue decreased 41% to $51.9 million reflecting:

◦41% decrease at Ask Media Group due to frequent changes to Google’s algorithm and policy updates, resulting in a reduction in marketing through affiliate channels, which drove fewer visitors to our ad-supported search and content websites

◦42% decrease at Desktop (legacy desktop search software business)

•Operating income decreased 21% to $1.9 million reflecting Adjusted EBITDA decreasing 23% to $1.9 million due to lower revenue, partially offset by lower traffic acquisition costs and online marketing as well as lower compensation costs

Emerging & Other
•Revenue decreased 7% to $17.3 million reflecting:
◦6% lower Vivian Health revenue
◦6% lower The Daily Beast revenue

•Operating loss increased $18.2 million to $20.8 million reflecting:
◦$17.9 million higher Adjusted EBITDA losses to $20.0 million reflecting:
▪$18.2 million higher legal fees and settlement expenses for litigation that concluded in Q3 related to a legacy business. Prospective related costs are expected to be negligible.
▪Losses at The Daily Beast as compared to profits in Q3 2024 and lower IAC Films profits
▪Partially offset by higher Vivian Health profits
◦$0.3 million higher stock-based compensation expense

Corporate
•Operating loss increased $6.3 million to $35.0 million reflecting:
◦$10.0 million higher Adjusted EBITDA losses primarily due to the inclusion in Q3 2024 of a $10.0 million favorable legal settlement, higher professional fees and lower allocations due to the Angi Inc. spin-off, partially offset by lower compensation costs
◦$3.8 million lower stock-based compensation expense due primarily to inclusion of expense in Q3 2024 related to the former IAC CEO’s restricted stock award which was forfeited on January 13, 2025

Investment in MGM
IAC holds 64.7 million shares of MGM, which were purchased for $1.3 billion, and were valued at $2.1 billion as of October 31, 2025. Net earnings (loss) and diluted earnings (loss) per share reflect changes in MGM’s share price as unrealized gains and losses and, as a result, can be very volatile, which reduces their ability to be effective measures to assess operating performance.

Other expense, net

Q3 2025 Other expense, net includes $32.6 million due to an adverse jury verdict on October 24, 2025 related to a gain recorded in 2015 associated with a real estate transaction. A $34.3 million non-operating gain was initially recorded in Other income (expense), net and the proceeds have been held in escrow since the transaction occurred in 2015.

Income Taxes
The Company recorded an income tax benefit of $27.3 million in Q3 2025 for an effective tax rate of 56%, which was higher than the statutory rate due primarily to a change in the estimated income tax rate, excess tax benefits generated by the exercise of stock-based awards, non-deductible compensation expense and state taxes. In Q3 2024, the Company recorded an income tax benefit of $86.2 million for an effective tax rate of 24%, which was higher than the statutory rate due primarily to state taxes.

Free Cash Flow
For the nine months ended September 30, 2025, net cash provided by operating activities attributable to continuing operations was $27.5 million, a $96.8 million decrease from net cash provided by operating activities attributable to continuing operations for the nine months ended September 30, 2024. Free Cash Flow decreased $101.0 million to $13.5 million due primarily to unfavorable working capital (including $47.4 million of payments at People Inc. related to amendments of a lease to early surrender certain office space) and higher capital expenditures, partially offset by higher Adjusted EBITDA.

	Nine Months Ended September 30,
($ in millions, rounding differences may occur)	2025	2024
Net cash provided by operating activities attributable to continuing operations	$27.5	$124.2
Capital expenditures	(14.0)	(9.8)
Free cash flow	$13.5	$114.5

CONFERENCE CALL
IAC will host a conference call to answer questions regarding its third quarter results on Tuesday, November 4, 2025, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business. The conference call will be accessible to the public at ir.iac.com along with the Q3 2025 earnings presentation and a subsequent recording of the webcast.

LIQUIDITY AND CAPITAL RESOURCES
As of September 30, 2025:
•IAC had 77.4 million shares of common stock and Class B common stock outstanding.
•The Company had $1.0 billion in cash and cash equivalents of which IAC held $725 million and People Inc. held $280 million. The People Inc. cash balance includes $55 million of cash that had been contributed to People Inc. by the Company in September 2025 that was subsequently distributed back to IAC by People Inc. in October 2025.
•The Company had $1.45 billion in long-term debt, which is the obligation of People Inc.
◦As of September 30, 2025, People Inc. had a weighted average maturity of 6.2 years and weighted average borrowing cost of 7.4%.
◦As of September 30, 2025, People Inc.’s net consolidated leverage ratio defined in its credit agreement remained below 4.0x, providing IAC with increased financial flexibility.
•IAC owned 64.7 million shares of MGM.

Between August 6, 2025 and October 31, 2025, the Company repurchased 2.8 million common shares for an aggregate of $100.0 million.
As of October 31, 2025, IAC had 6.4 million shares remaining in its share repurchase authorization.
Share repurchases can be made over an indefinite period of time in the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, price and future outlook.

OPERATING METRICS
($ in millions; rounding differences may occur)

	Q3 2025	Q3 2024	Growth

People Inc.
Revenue
Advertising revenue	$161.2	$165.6	-3%
Performance marketing revenue	72.4	52.3	38%
Licensing and other revenue	35.4	28.5	24%
Total Digital Revenue	$269.0	$246.4	9%
Print Revenue	169.0	198.5	-15%
Intersegment eliminations	(8.2)	(5.5)	-49%
Total Revenue	$429.8	$439.5	-2%
Digital metrics
Total Sessions (in millions)	2,377	2,675	-11%
Core Sessions (in millions)	2,168	2,297	-6%

Care.com
Revenue
Consumer	$44.5	$46.3	-4%
Enterprise	46.4	49.4	-6%
Total Revenue	$90.8	$95.7	-5%

Search
Revenue
Ask Media Group	$42.8	$72.6	-41%
Desktop	9.1	15.7	-42%
Total Revenue	$51.9	$88.3	-41%

See metric definitions on page 22

DILUTIVE SECURITIES
IAC has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

	Shares	Avg Exercise Price	As of 10/31/25	Dilution at:

Share Price			$32.22	$35.00	$40.00	$45.00	$50.00

Absolute Shares as of 10/31/25	77.4		77.4	77.4	77.4	77.4	77.4

RSUs and non-publicly traded subsidiary denominated equity awards	3.8		1.2	1.2	1.2	1.2	1.2
Options	0.6	$10.37	0.1	0.1	0.1	0.1	0.1
Total Dilution			1.3	1.3	1.3	1.3	1.3
% Dilution			1.7%	1.7%	1.7%	1.7%	1.7%
Total Diluted Shares Outstanding			78.8	78.8	78.8	78.8	78.8
The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares. Assuming all awards were exercised or vested on October 31, 2025, withholding taxes payable by the Company on behalf of the employees upon net settlement would have been $59.1 million (of which approximately 50% would be payable for awards currently vested and those vesting on or before September 30, 2026), assuming a stock price of $32.22 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at September 30, 2025. The number of shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiary. In addition, the number of shares required to settle these awards will be impacted by movement in the stock price of IAC.

GAAP FINANCIAL STATEMENTS
IAC CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Revenue	$589,793	$642,000	$1,747,210	$1,900,683
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	207,457	243,061	614,711	755,879
Selling and marketing expense	188,373	182,820	555,112	548,208
General and administrative expense	132,369	108,793	312,536	362,271
Product development expense	49,485	53,948	149,524	170,571
Depreciation	8,996	8,877	28,922	30,725
Amortization of intangibles	23,511	36,355	70,452	109,793
Total operating costs and expenses	610,191	633,854	1,731,257	1,977,447
Operating (loss) income	(20,398)	8,146	15,953	(76,764)
Interest expense	(27,636)	(34,656)	(93,117)	(103,810)
Unrealized gain (loss) on investment in MGM Resorts International	17,476	(346,272)	648	(361,805)
Other (expense) income, net	(18,438)	10,384	(7,922)	90,828
Loss from continuing operations before income taxes	(48,996)	(362,398)	(84,438)	(451,551)
Income tax benefit	27,259	86,169	43,453	80,074
Net loss from continuing operations	(21,737)	(276,229)	(40,985)	(371,477)
Earnings from discontinued operations, net of tax	—	38,784	15,313	37,537
Net loss	(21,737)	(237,445)	(25,672)	(333,940)
Net earnings attributable to noncontrolling interests	(142)	(6,274)	(1,560)	(6,980)
Net loss attributable to IAC shareholders	$(21,879)	$(243,719)	$(27,232)	$(340,920)

Per share information from continuing operations:
Basic loss per share	$(0.27)	$(3.33)	$(0.50)	$(4.48)
Diluted loss per share	$(0.27)	$(3.33)	$(0.50)	$(4.48)

Per share information attributable to IAC common stock and Class B common stock shareholders:
Basic loss per share	$(0.27)	$(2.93)	$(0.34)	$(4.10)
Diluted loss per share	$(0.27)	$(2.93)	$(0.34)	$(4.10)

Stock-based compensation expense by function:
Cost of revenue	$380	$504	$1,161	$1,757
Selling and marketing expense	1,069	292	2,894	1,928
General and administrative expense	14,595	16,428	9,473	51,497
Product development expense	948	983	2,539	2,962
Total stock-based compensation expense	$16,992	$18,207	$16,067	$58,144

IAC CONSOLIDATED BALANCE SHEET
($ in thousands)

	September 30, 2025	December 31, 2024

ASSETS
Cash and cash equivalents	$1,005,496	$1,381,736
Accounts receivable, net	397,402	483,020
Other current assets	112,549	125,208
Current assets of discontinued operations	—	495,072
Total current assets	1,515,447	2,485,036

Buildings, land, equipment, leasehold improvements and capitalized software, net	299,290	313,197
Goodwill	1,993,302	1,993,302
Intangible assets, net of accumulated amortization	484,123	554,473
Investment in MGM Resorts International	2,243,320	2,242,672
Long-term investments	409,574	438,534
Other non-current assets	242,596	324,901
Non-current assets of discontinued operations	—	1,336,529
TOTAL ASSETS	$7,187,652	$9,688,644

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current portion of long-term debt	$22,750	$35,000
Accounts payable, trade	42,676	53,672
Deferred revenue	64,120	56,560
Accrued expenses and other current liabilities	462,127	509,299
Current liabilities of discontinued operations	—	231,661
Total current liabilities	591,673	886,192

Long-term debt, net	1,406,840	1,435,007
Deferred income taxes	106,579	153,850
Other long-term liabilities	238,867	372,950
Non-current liabilities of discontinued operations	—	536,257

Redeemable noncontrolling interests	25,279	25,415

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock, $0.0001 par value	8	8
Class B common stock, $0.0001 par value	1	1
Additional paid-in-capital	5,923,410	6,380,700
Accumulated deficit	(566,206)	(538,974)
Accumulated other comprehensive loss	(11,879)	(11,396)
Treasury stock	(554,848)	(252,441)
Total IAC shareholders' equity	4,790,486	5,577,898
Noncontrolling interests	27,928	701,075
Total shareholders' equity	4,818,414	6,278,973
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$7,187,652	$9,688,644

IAC CONSOLIDATED STATEMENT OF CASH FLOWS
($ in thousands)

	Nine Months Ended September 30,
	2025	2024

Cash flows from operating activities attributable to continuing operations:
Net loss	$(25,672)	$(333,940)
Less: Net earnings from discontinued operations	15,313	37,537
Net loss from continuing operations	(40,985)	(371,477)
Adjustments to reconcile net loss to net cash provided by operating activities attributable to continuing operations:
Amortization of intangibles	70,452	109,793
Loss related to the allocation of a disputed gain on a real estate transaction	32,600	—
Depreciation	28,922	30,725
Non-cash lease expense (including right-of-use asset impairments)	28,854	29,375
Net loss (gain) on sales of investments and businesses (including unrealized losses on investments)	18,845	(16,530)
Stock-based compensation expense	16,067	58,144
Deferred income taxes	(46,891)	(88,792)
Net gains on amendments and early terminations of lease agreements	(42,193)	(232)
Unrealized (gain) loss on investment in MGM Resorts International	(648)	361,805
Unrealized increase in the estimated fair value of a warrant	—	(20,393)
Other adjustments, net	9,341	(4,208)
Changes in assets and liabilities, net of effects of dispositions:
Accounts receivable	70,655	53,535
Other assets	(5,172)	65,350
Operating lease liabilities	(78,646)	(38,576)
Accounts payable and other liabilities	(38,821)	(53,085)
Income taxes payable and receivable	(2,028)	3,607
Deferred revenue	7,105	5,184
Net cash provided by operating activities attributable to continuing operations	27,457	124,225
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(13,988)	(9,757)
Distribution of Angi Inc.'s cash in the spin-off	(386,563)	—
Net proceeds from the sales of investments and businesses	9,856	173,556
Proceeds from the sale of a portion of the retirement investment fund	11,948	2,326
Purchase of retirement investment fund	—	(15,253)
Net proceeds from sales of fixed assets	4,255	12,745
Proceeds from maturities of marketable debt securities	—	350,000
Purchases of marketable debt securities	—	(221,788)
Net collections of notes receivable	—	10,083
Other, net	3,331	220
Net cash (used in) provided by investing activities attributable to continuing operations	(371,161)	302,132
Cash flows from financing activities attributable to continuing operations:
Principal payments on the Term Loans	(1,430,148)	(22,500)
Net proceeds from the Term Loans refinancing	991,451	—
Proceeds from the issuance of the 2032 Notes	400,000	—
Debt issuance and deferred financing costs	(12,937)	—
Withholding taxes paid on behalf of employees on net settled stock-based awards	(67,128)	(14,616)
Purchases of treasury stock	(300,000)	—
Other, net	(372)	(230)
Net cash used in financing activities attributable to continuing operations	(419,134)	(37,346)
Total cash (used in) provided by continuing operations	(762,838)	389,011
Net cash (used in) provided by operating activities attributable to discontinued operations	(2,758)	120,200
Net cash used in investing activities attributable to discontinued operations	(12,499)	(37,541)
Net cash used in financing activities attributable to discontinued operations	(14,343)	(47,346)
Total cash (used in) provided by discontinued operations	(29,600)	35,313
Effect of exchange rate changes on cash and cash equivalents and restricted cash	651	530
Net (decrease) increase in cash and cash equivalents and restricted cash	(791,787)	424,854
Cash and cash equivalents and restricted cash at beginning of period	1,807,255	1,306,241
Cash and cash equivalents and restricted cash at end of period	$1,015,468	$1,731,095

FULL YEAR 2025 OUTLOOK

Please find below our full year 2025 outlook. As stewards of shareholder capital, we continually evaluate investment opportunities and are prepared to diverge from our stated outlook when we identify compelling prospects that we believe will create long-term value, even if they may impact short-term results. We also acknowledge that, at times, our expectations about the future may not materialize as anticipated. With that caution in mind, here’s our current outlook:

($ in millions)	FY 2025 Outlook

Adjusted EBITDA (a)
People Inc. (b)	$325-$340
Care.com	45-50
Search	11-13
Emerging & Other	(32-30)
Corporate	(115)
Total Adjusted EBITDA	$234-$258

Stock-based compensation expense (c)	(30)
Depreciation	(35)
Amortization of intangibles	(95-90)
Total Operating income	$74-$103

(a) Guidance assumes no future expenses such as severance, transactions costs or non-cash lease impairments.
(b) Excludes approximately $41 million net gains from amendments of a lease to surrender certain office space early in Q1 2025 and Q3 2025 and $15 million in severance-related costs in Q3 2025.
(c) FY 2025 stock-based compensation expense reflects the net reduction in Q1 2025 of approximately $35 million of stock-based compensation expense related to the departure of IAC's former CEO.

Additional Q4/FY 2025 Observations
•People Inc. – In Q4, we expect Digital revenue growth of 7%-10% and we expect Print revenue to decline 20%-25% as Q4 2024 included non-recurring revenue from a legacy agency business due to political advertising spend on third party publisher platforms as well as the timing of shipments related to certain annual publications.
•Care.com – In Q4, we expect revenue declines of 7%-9%, worsening sequentially reflecting Enterprise headwinds with Consumer stability. FY 2025 Adjusted EBITDA guidance reflects the $3.5 million of Certain Items in Q3 2025 results.
•Search – In Q4, we expect revenue of $35-$45 million.
•Emerging & Other – In Q4, we expect revenue around $16 million. Legal fees and settlement expenses for litigation that concluded in Q3 related to a legacy business totaling $34 million through September 30, 2025 are reflected in the FY 2025 outlook and are expected to be negligible prospectively.

•Corporate – FY 2025 Adjusted EBITDA losses reflects severance and related expenses due to headcount reductions and several non-recurring expenses including costs related to the departure of IAC's former CEO and the Angi Inc. spin-off. Most of these expenses were recorded in Q1 2025.

PEOPLE INC. FULL YEAR 2025 OUTLOOK

($ in millions)	FY 2025 Outlook

Operating income	$180-$200
Stock-based compensation expense	30-25
Depreciation	25
Amortization of intangibles	90
Adjusted EBITDA (b)	$325-$340

(b) Excludes approximately $41 million net gains from amendments of a lease to surrender certain office space early in Q1 2025 and Q3 2025 and $15 million in severance-related costs in Q3 2025.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions; rounding differences may occur)
IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended September 30, 2025
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
People Inc.
Digital	$37.5	$3.2	$4.4	$18.8	$64.0
Print	1.9	0.5	1.2	3.7	7.3
Other	(10.9)	4.1	0.5	—	(6.3)
Total People Inc.	28.5	7.7	6.2	22.5	65.0
Care.com	5.0	1.1	0.8	1.0	7.8
Search	1.9	—	—	—	1.9
Emerging & Other	(20.8)	0.7	—	—	(20.0)
Corporate	(35.0)	7.4	2.0	—	(25.5)
Total	$(20.4)	$17.0	$9.0	$23.5	$29.1

	For the three months ended September 30, 2024
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
People Inc.
Digital	$30.7	$2.1	$3.6	$29.9	$66.4
Print	7.6	0.5	1.4	5.1	14.6
Other	(16.2)	3.2	0.7	—	(12.4)
Total People Inc.	22.1	5.8	5.7	35.0	68.6
Care.com	15.0	0.7	1.1	1.3	18.1
Search	2.4	—	0.1	—	2.5
Emerging & Other	(2.6)	0.5	—	—	(2.1)
Corporate	(28.7)	11.2	2.0	—	(15.5)
Total	$8.1	$18.2	$8.9	$36.4	$71.6

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA (continued)

	For the nine months ended September 30, 2025
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
People Inc.
Digital	$94.3	$8.1	$10.6	$56.3	$169.3
Print	21.0	1.3	4.1	11.1	37.5
Other	(8.8)	11.0	5.9	—	8.0
Total People Inc.	106.5	20.4	20.6	67.4	214.9
Care.com	19.6	3.3	2.2	3.1	28.2
Search	10.0	—	—	—	10.0
Emerging & Other	(34.9)	4.0	—	—	(30.9)
Corporate	(85.3)	(11.6)	6.1	—	(90.7)
Total	$16.0	$16.1	$28.9	$70.5	$131.4

	For the nine months ended September 30, 2024
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
People Inc.
Digital	$56.5	$7.8	$12.2	$90.3	$166.8
Print	8.0	1.7	5.8	15.3	30.8
Other	(45.0)	10.4	2.3	—	(32.3)
Total People Inc.	19.6	19.9	20.3	105.6	165.3
Care.com	25.7	3.4	3.9	4.2	37.2
Search	11.4	—	0.1	—	11.5
Emerging & Other	(30.5)	1.1	0.1	—	(29.3)
Corporate	(102.9)	33.7	6.4	—	(62.9)
Total	$(76.8)	$58.1	$30.7	$109.8	$121.9

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA EXCLUDING CERTAIN ITEMS

	For the three months ended September 30, 2025
	Operating Income (Loss)	Certain Items(a)	Operating Income (Loss) excluding Certain Items	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA excluding Certain Items
Digital	$37.5	$8.3	$45.8	$3.2	$4.4	$18.8	$72.2
Print	1.9	5.8	7.8	0.5	1.2	3.7	13.2
Other	(10.9)	(4.2)	(15.1)	4.1	0.5	—	(10.5)
Total People Inc.	28.5	9.9	38.5	7.7	6.2	22.5	74.9
Care.com	5.0	3.5	8.5	1.1	0.8	1.0	11.3
Search	1.9	—	1.9	—	—	—	1.9
Emerging & Other	(20.8)	21.4	0.6	0.7	—	—	1.4
Corporate	(35.0)	—	(35.0)	7.4	2.0	—	(25.5)
Total	$(20.4)	$34.8	$14.4	$17.0	$9.0	$23.5	$63.9

(a) Consists of:
◦People Inc. - $15.2 million of severance-related costs driven by headcount reductions to better align the business with strategic growth priorities, partially offset by a $5.2 million net gain from an amendment of a lease to surrender certain office space early.
◦Care.com - a $2.5 million lease impairment and $1.0 million in severance-related costs.
◦Emerging & Other - $21.4 million legal fees and settlement expenses for litigation that concluded in Q3 related to a legacy business.

Q3 2025 PEOPLE INC. DIGITAL OPERATING INCOME MARGIN TO DIGITAL ADJUSTED EBITDA MARGIN RECONCILIATION

	For the three months ended September 30,
($ in millions)	2025	2024

Digital Revenue	$269.0	$246.4
Digital Operating Income	37.5	30.7
Digital Operating Income Margin	14%	12%

Certain Items (a)	8.3	0.0
Digital Operating Income excluding Certain Items	$45.8	$30.7
Digital Operating Income Margin excluding Certain Items	17%	12%

Stock-based compensation expense	3.2	2.1
Depreciation	4.4	3.6
Amortization of intangibles	18.8	29.9
Digital Adjusted EBITDA excluding Certain Items	$72.2	$66.4
Digital Adjusted EBITDA margin excluding Certain Items	27%	27%

Incremental Digital Revenue	22.6
Incremental Digital Adjusted EBITDA excluding Certain Items	5.8
Incremental Digital Adjusted EBITDA Margin excluding Certain Items	26%
(a) Consists of: $8.3 million of severance-related costs driven by headcount reductions to better align the business with strategic growth priorities.

PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA and Free Cash Flow, which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is our primary segment measure of profitability; it and Free Cash Flow are among the metrics by which we evaluate the performance of our businesses, and our internal budgets are based and may also impact management compensation. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, if applicable. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities attributable to continuing operations, less capital expenditures. We believe Free Cash Flow is useful to analysts and investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with awards that were granted under various IAC stock and annual incentive plans that are denominated in IAC common shares and expense related to awards denominated in the equity of certain subsidiaries of the Company. These expenses are not paid in cash, and we view the economic costs of stock-based awards to be the dilution to our share base; the related shares are included in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. The Company currently settles all stock-based awards on a net basis; IAC remits the required tax-withholding on behalf of employees for net-settled awards from its current funds.

Please see page 11 for a summary of our dilutive securities, including stock-based awards as of October 31, 2025, and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our buildings, equipment, leasehold improvements and capitalized software and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of acquisition, the identifiable definite-lived intangible assets of the acquired company are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report liabilities for the portion of the purchase price of acquisitions, if applicable, that is contingent upon the financial performance and/or operating targets of the acquired company at fair value that are recognized in “General and administrative expense” in the statement of operations. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Metric Definitions
People Inc.

Digital Revenue – Includes Advertising revenue, Performance Marketing revenue and Licensing and Other revenue.

(a) Advertising revenue – primarily includes revenue generated from digital advertisements and intent-based advertising targeting capabilities (D/Cipher+), which are sold directly to advertisers or through advertising agencies and programmatic advertising networks.

(b) Performance Marketing revenue – includes commissions generated through affiliate commerce, performance marketing services and affinity marketing channels. Affiliate commerce commission revenue is generated when People Inc.’s branded content refers consumers to commerce partner websites resulting in a purchase or transaction. Performance marketing services commission revenue is generated on a cost-per-click or cost-per-action basis. Affinity marketing programs are arrangements where People Inc. acts as an agent for both People Inc. and third-party publishers to market and place magazine subscriptions online for which commission revenue is earned when a subscriber name has been provided to the publisher.

(c) Licensing and Other revenue – primarily includes revenue generated through brand and content licensing and similar agreements. Brand licensing generates royalties from long-term trademark licensing agreements with retailers, manufacturers, publishers and service providers. Content licensing royalties are earned from our relationship with Apple News+ as well as other content use and distribution relationships, including utilization in large-language models and other artificial intelligence-related activities.

Print Revenue – Primarily includes subscription, advertising, newsstand, project and other and performance marketing revenue. Project and other revenue includes revenue from advertising agency related revenue and custom publishing. Performance marketing revenue includes revenue from marketing third-party magazine subscriptions.

Total Sessions – Represents unique visits to all sites that are part of People Inc.’s network.

Core Sessions – Represents a subset of Total Sessions that comprises unique visits to People Inc.’s most significant (in terms of investment) owned and operated sites as follows:

PEOPLE	InStyle	Simply Recipes
Allrecipes	Food & Wine	Serious Eats
Investopedia	Martha Stewart	EatingWell
Better Homes & Gardens	Byrdie	Parents
Verywell Health	REAL SIMPLE	Verywell Mind
The Spruce	Southern Living	Health
Travel + Leisure

Care.com

Consumer Revenue - Consists of revenue primarily generated through subscription fees from families and caregivers, both domestically and internationally, for its suite of products and services. Consumer revenue also includes revenue generated through Care.com’s comprehensive household payroll and tax support services (HomePay) as well as through contracts with businesses that advertise through its platform.

Enterprise Revenue - Consists of revenue primarily generated through annual contracts with businesses (Care for Business) (employers or re-sellers) who provide access to Care.com’s suite of products and services as an employee benefit.

Search

Ask Media Group Revenue - Consists of revenue generated from advertising principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites, and, to a lesser extent, affiliate commerce commission revenue.

Desktop Revenue - Consists of revenue generated by applications distributed through both business-to-business partnerships and direct-to-consumer marketing.

OTHER INFORMATION
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release and the IAC conference call, which will be held at 8:30 a.m. Eastern Time on Tuesday, November 4, 2025, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans," “guidance” and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: the future financial performance of IAC and its businesses, business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) our ability to compete with generative artificial intelligence (“AI”) technology and the disruption across marketing and publishing driven by AI-enabled search features, including Google AI Overviews, (ii) unstable market and economic conditions (particularly those that adversely impact advertising spending levels and consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, as well as geopolitical conflicts, (iii) our ability to market our products and services in a successful and cost-effective manner, (iv) the display prominence of links to websites offering our products and services in search results, (v) changes in our relationship with (or policies implemented by) Google, (vi) the failure or delay of the markets and industries in which our businesses operate to migrate online and the continued growth and acceptance of online products and services as effective alternatives to traditional products and services, (vii) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (viii) the ability of our Digital business to successfully expand the digital reach of our portfolio of publishing brands, (ix) our continued ability to market, distribute and monetize our products and services through search engines, digital app stores, advertising networks and social media platforms, (x) risks related to our Print business including declining revenue, increases in paper and postage costs, reliance on a single supplier to print our magazines and potential increases in pension plan obligations, (xi) our ability to establish and maintain relationships with quality and trustworthy caregivers, (xii) our ability to access, collect, use and protect the personal data of our users and subscribers, (xiii) our ability to engage directly with users, subscribers, consumers and caregivers on a timely basis, (xiv) the ability of our Chairman and Senior Executive and certain members of his family to exercise significant influence over the composition of our board of directors, matters subject to stockholder approval and our operations, (xv) risks related to our liquidity and indebtedness (the impact of our indebtedness on our ability to operate our business, our ability to generate sufficient cash to service our indebtedness and interest rate risk), (xvi) our inability to freely access the cash of People Inc. and its subsidiaries, (xvii) dilution with respect to investments in IAC, (xviii) our ability to compete, (xix) our ability to build, maintain and/or enhance our various brands, (xx) our ability to protect our systems, technology and infrastructure from cyberattacks (including cyberattacks experienced by third parties with whom we do business), (xxi) the occurrence of data security breaches and/or fraud, (xxii) increased liabilities and costs related to the processing, storage, use and disclosure of personal and confidential user information, (xxiii) the integrity, quality, efficiency and scalability of our systems, technology and infrastructure (and those of third parties with whom we do business), (xxiv) changes in key personnel and risks related to leadership transitions and (xxv) changes to our capital deployment strategy. Certain of these and other risks and uncertainties are described in IAC’s filings with the Securities and Exchange Commission (the “SEC”), including the most recent Annual Report on Form 10-K filed with the SEC on February 28, 2025, and subsequent reports that IAC files with the SEC. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed in any forward-looking statements we may make. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

About IAC
IAC (NASDAQ: IAC) builds companies. We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands. From the single seed that started as IAC nearly three decades ago have emerged 10 independent, public-traded companies and generations of exceptional leaders. We will always evolve, but our basic principles of financially-disciplined opportunism will never change. IAC is today comprised of category-leading businesses People Inc. and Care.com among others and holds strategic equity positions in MGM Resorts International and Turo Inc. IAC is headquartered in New York City.
Contact Us
IAC Investor Relations
Mark Schneider
(212) 314-7400
IAC Corporate Communications
Valerie Combs
(212) 314-7251
IAC
555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com